Exhibit 99(k)(2)

EXECUTION VERSION

ADMINISTRATION AGREEMENT

Agreement made as of this 1st day of December, 2017, by and between Aberdeen Income Credit Strategies Fund a Delaware statutory trust (the “Fund”), and Aberdeen Asset Management Inc., a Delaware corporation (the “Administrator”) (this “Agreement”).

WHEREAS, the Fund operates as a closed-end non-diversified management investment company, and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1.                                      Appointment. The Fund hereby appoints the Administrator as administrator of the Fund on the terms set forth in this Agreement, subject to the overall supervision of the Fund’s Board of Trustees (the “Board”), and the Administrator accepts such appointment and agrees that it will be responsible for the provision of the services set forth in paragraph 2 below.

2.                                      Services and Duties of the Administrator. Subject to the supervision of the Board, the Administrator will, on a continuing basis, be responsible for the provision of facilities for meetings of the Board and shareholders of the Fund and personnel and office facilities sufficient for the provision of the following services to the Fund:

(a)                                 preparation for review by an officer of the Fund and filing with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange the Fund’s annual, semi-annual and quarterly reports and periodic reports to shareholders, preparation for review by an officer of the Fund of information and reports as may be required by the New York Stock Exchange and assisting in the preparation of the financial information relating to the Fund for the Fund’s proxy material and earnings press releases.

(b)                                 preparation of all other reports and statements required to be filed by the Fund with the SEC based on information provided to it by the Fund or an agent of the Fund, and the filing of such completed reports and statements with the SEC.

(c)                                  coordinating with the Fund’s independent accountants and any sub-administrator in providing the information necessary for such accountants to complete and audit the Fund’s financial statements and such other reports as may be necessary and to prepare and file the Fund’s federal income and excise tax returns and the Fund’s state and local tax returns and any other required tax returns.

(d)                                 arrangement for the printing and dissemination to shareholders of the Fund’s proxy materials and supervision of the tabulation of proxies by the Fund’s transfer agent.

(e)                                  negotiation of contractual arrangements with the Fund’s agents, including the custodians, transfer agents, dividend paying agents, accounting agents, independent accountants, any sub-administrators and printing companies, and monitoring the performance of such agents pursuant to such arrangements including making such reports and recommendations to the Board concerning the performance and fees of such agents as the Board may reasonably request or deems appropriate.

(f)                                   overseeing of the calculation of the Fund’s net asset value in accordance with the Fund’s registration statement under the 1940 Act and Securities Act of 1933, as amended,  and the Fund’s current policies as adopted from time to time by the Fund’s accounting agent and monitoring the performance of such agent in making the Fund’s net asset value available for public dissemination.

(g)                                  overseeing of the maintenance of the Fund’s books and records under Rule 31a-1 under the 1940 Act by the custodian and accounting agent, as applicable.

(h)                                 establishment of the accounting policies of the Fund, establishment of and monitoring of the Fund’s operating expense budgets, processing the payment of bills that have been approved by an authorized officer of the Fund and reporting to the Fund’s management monthly the amount of expenses incurred and paid during the prior month.

(i)                                     advising the Board as to the amounts available for distribution of any periodic dividends and annual distributions that are to be declared and paid by the Fund to its shareholders; preparation and arrangement for the printing of dividend notices to shareholders; and providing the transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund’s dividend reinvestment plan.

(j)                                    if requested by the Board, make available to the Fund one or more of its employees to serve as treasurer and/or assistant treasurers and/or chief financial officer of the Fund.

(k)                                 forwarding promptly to the Fund’s counsel my communications (including notices received under any agreement to which the Fund is a party) received by the Administrator or its agents on behalf of the Fund.

(l)                                     assisting the Fund in responding to requests for information concerning the Fund made by representatives of regulatory entities having jurisdiction over the Fund.

(m)                             assisting the Fund in responding to requests for information concerning the Fund made by shareholders of the Fund and assisting the Fund in developing a shareholder relationship program.

(n)                                 assisting the Fund’s investment adviser, custodian, counsel, auditors and other agents as generally may be required to properly carry on the business and operations of the Fund.

(o)                                 if requested by the Board, make available to the Fund the services of an employee of the Administrator qualified to serve as the chief compliance officer of the Fund (the “CCO”) to perform the duties required of such CCO in accordance with the requirements of Rule 38a-1 of the 1940 Act.

(p)                                 organize, attend and keep minutes of stockholder meetings of the Fund.

(q)                                 furnishing corporate secretarial services, including assisting in the preparation of a timeline and materials for Board of Trustees meetings and distributing those materials.

(r)                                    monitoring and developing compliance procedures for the Fund, which will include, without limitation, procedures to monitor compliance with the Fund’s investment objective, policies and limitations, tax matters and applicable laws and regulations.

(s)                                   prepare such financial information and reports as may be required by any banks from which the Fund borrows money.

(t)                                    prepare reports related to the Fund’s preferred stock, if any, as required by rating agencies.

The Administrator will, as applicable, provide the foregoing services and duties in conjunction with the Fund’s accountants, custodian, legal counsel and other agents and professionals retained by the Fund.

3.                                      Public Inquiries. Except as otherwise provided herein, the Administrator will not be responsible for replying to requests for information concerning the Fund from shareholders, brokers or the public. The Fund shall notify the Administrator of the appropriate party to whom such requests should be directed, and the Administrator will refer such requests to the party designated by the Fund.

4.                                      Services Not Exclusive. The Administrator’s services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator’s services under this Agreement are not impaired thereby.

5.                                      Administrative Expenses. During the term of this Agreement, the Administrator will assume all expenses incurred by it in connection with its services under this Agreement.  For the avoidance of doubt, except as noted above, the Administrator shall pay all salaries and fees of the Fund’s Trustees and officers who are employees of the Administrator.

6.                                      Employment of Sub-Administrator. Upon the prior approval of the Board, the Administrator may employ the services of third parties in connection with the performances of its obligations under this Agreement. Without limitation of any of the foregoing, the Administrator may retain one or more parties to serve as sub-administrators and may subcontract with such sub-administrators on such terms and conditions as may be agreed to by the Administrator and such sub-administrator(s) with respect to the performance of the Administrator’s obligations hereunder.

7.                                      Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a fee that is computed monthly and paid quarterly at an annual rate of 0.125% of the Fund’s average weekly Managed Assets  up to $1 billion, 0.10% of the Fund’s average weekly Managed Assets in between $1 billion and $2 billion and 0.075% of the Fund’s average weekly Managed Assets in excess of $2 billion.  For this purpose, “Managed Assets” shall have the meaning set forth in the Investment Advisory Agreement dated as of December 1, 2017 between the Fund and Aberdeen Asset Managers Limited.

8.                                      Representations and Warranties of the Administrator. The Administrator represents and warrants to the Fund that:

(a)                                 it is a corporation duly organized and existing under the laws of Delaware;

(b)                                 it is duly qualified to carry on its business in Pennsylvania;

(c)                                  it is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

(d)                                 all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(e)                                  it has or will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

9.                                      Representations and Warranties of the Fund. The Fund represents and warrants to the Administrator that:

(a)                                 it is a statutory trust duly organized and existing and in good standing under the laws of Delaware;

(b)                                 it is empowered under applicable laws and by its amended and restated declaration of trust and by-laws to enter into and perform this Agreement;

(c)                                  all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(d)                                 it is currently, and will use commercially reasonable efforts to continue to be, in compliance in all material respects with all securities laws applicable to it.

10.                               Limitation of Liability. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement (“disabling conduct”). The Fund agrees to indemnify and hold harmless the Administrator and its shareholders, officers, directors, employees and agents against any liability for any damages, expenses (including the reasonable value of time spent by the Administrator employees) or direct losses reasonably incurred as a result of any failure of the Fund to comply with the 1940 Act, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and other legal requirements, and with its investment policies and limitations as in effect, or as a result of the Administrator’s acting as an administrator pursuant to this Agreement, and not resulting from disabling conduct; provided that nothing herein shall constitute a waiver or limitation of any rights which the Fund may have under applicable securities or other laws; and provided further that the Administrator and its shareholders, officers, directors, employees and agents shall only be entitled to indemnification hereunder to the extent consistent with the 1940 Act.

The Administrator shall indemnify and hold harmless the Fund and its Trustees, officers and agents from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Fund in or by reason of any claim, demand, action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the Administrator’s (including for this purpose any person to whom the Administrator has delegated any duties or obligations hereunder) disabling conduct.

11.                               Duration and Termination. This Agreement will become effective the date first above written, and shall continue in effect thereafter until termination by the Administrator on 90 days’ written notice to the Fund or the Fund upon 60 days’ written notice to the Administrator without payment of any penalty. This Agreement shall automatically terminate upon its assignment by the Administrator to any entity.

12.                               Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.                               Miscellaneous.

(a)                                 The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)                                 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

(d)                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e)                                  All books, records, dates and other information pertaining to the Fund shall be maintained as confidential by the Administrator and the Administrator shall not disclose or turn over any of such information to any other person or entity unless required by law or requested by the Fund to do so; provided, that the Administrator shall have no liability for disclosure after the termination of this Agreement of information concerning the Fund which has already been disclosed through no fault of the Administrator.

(f)                                   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ABERDEEN INCOME CREDIT STRATEGIES FUND

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Jennifer A. Nichols
Name: Jennifer A. Nichols
Title: Director/Vice President